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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
  OrCAD, Inc.

     We consent to incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-04811, 333-15099 and 333-15145) of OrCAD, Inc. and
subsidiaries of our reports dated January 27, 1997, relating to the consolidated balance sheets of OrCAD, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 Annual Report on Form 10-KSB of OrCAD, Inc. and subsidiaries.

                                          KMPG PEAT MARWICK LLP
Portland, Oregon
March 28, 1997